As filed with the Securities and Exchange Commission on March 31, 2017

Registration Statement No. 333-208502

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-1

ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Neurotrope, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	46-3522381
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

205 East 42nd Street – 16th Floor

New York, NY 10017

973-242-0005

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Robert Weinstein, Chief Financial Officer

Neurotrope, Inc.

205 East 42nd Street – 16th Floor

New York, NY 10017

973-242-0005

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

666 Third Avenue

New York, New York 10017

212-935-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

(Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 19, 2016, the Securities and Exchange Commission (the “SEC”) declared effective a Registration Statement on Form S-1 (File No. 333-208502) and on November 2, 2016, the SEC subsequently declared effective a Post-Effective Amendment No. 1 to such Registration Statement on Form S-1 (as amended, the “Initial Registration Statement”) filed by Neurotrope, Inc. (the “Company”) pursuant to which the Company registered for resale by certain selling stockholders 7,501,441 shares of the common stock of the Company, after giving effect to the one-for thirty-two (32) reverse stock split of the Company’s issued and outstanding common stock on January 11, 2017.

The Company is filing this Post-Effective Amendment No. 2 to the Initial Registration Statement (this “Post-Effective Amendment”) to (i) convert the Initial Registration Statement into a registration statement on Form S-3, and (ii) update the financial information and other disclosures in the Initial Registration Statement to, among other things, include its audited financial statements for the fiscal year ended December 31, 2016 and certain information regarding the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2016 and various quarterly reports on Form 10-Q and current reports on Form 8-K that have been filed with the SEC since the filing of the Initial Registration Statement.

All applicable registration fees payable in connection with the continued registration of the shares of common stock registered pursuant to this Post-Effective Amendment were previously paid at the time the Initial Registration Statement was filed. This Post-Effective Amendment is also being filed in accordance with Section 10(a)(3) of the Securities Act of 1933, as amended.

The Company will (i) provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus; (ii) provide these reports or documents upon written or oral request; and (iii) provide these reports or documents at no cost to the requester.  Any such request for these reports or documents can be made to Robert Weinstein, Chief Financial Officer, Neurotrope, Inc., 205 East 42nd Street, 16th Floor, New York, NY 10017, Telephone: (973) 242-0005. In addition, such incorporated reports and documents can be located on the Company’s web site at http://www.neurotropebioscience.com/SEC_Filings.html.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 31, 2017

Neurotrope, Inc.

Prospectus

7,501,441 Shares

Common Stock

This prospectus relates to the sale of up to 7,501,441 shares of our common stock, par value $0.0001 per share, by the selling stockholders of Neurotrope, Inc., a Nevada corporation, named in this prospectus.  The shares being offered consist of 150% of each of the following: (a) 819,914 shares of our common stock issuable upon conversion of 262,349.4 outstanding shares of our Series B Stock (which conversion occurred on November 17, 2016, for all shares of Series B Stock then issued and outstanding), (b) 819,914 shares of our common stock issuable upon exercise of the outstanding Series A warrants to purchase our common stock having an exercise price of $0.32 per share, (c) 819,914 shares of our common stock issuable upon exercise of the outstanding Series B warrants to purchase our common stock having an exercise price of $25.60 per share (which have expired unexercised), (d) 819,914 shares of our common stock issuable upon exercise of the outstanding Series C warrants to purchase our common stock having an exercise price of $0.32 per share, (e) 819,914 shares of our common stock issuable upon exercise of the outstanding Series D warrants to purchase our common stock having an exercise price of $32.00 per share (which have expired unexercised), (f) 819,914 shares of our common stock issuable upon exercise of the outstanding Series E warrants to purchase our common stock having an exercise price of $32.00 per share, (g) 11,358 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, (h) 34,081 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, and (i) 36,038 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share.  The shares offered by the Prospectus were issued in connection with our private placement of securities, which was completed in November 2015 (the “November 2015 Private Placement”), and may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is traded on the NASDAQ Capital Market, under the symbol “NTRP.” On March 29, 2017, the last reported sale price for our common stock was $18.50 per share. Unless otherwise noted, all share and per share data in this prospectus give effect to the 1-for-32 reverse stock split of our common stock that was effected on January 11, 2017. For more information about our reverse stock split, see “Recent Developments.”

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider the risks described in the “Risk Factors” section beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on and as of the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                  , 2017

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our consolidated financial statements and the accompanying notes to the consolidated financial statements. Unless otherwise noted, all share and per share data in this prospectus give effect to the 1-for-32 reverse stock split of our common stock that was effected on January 11, 2017.

Unless the context indicates otherwise, all references in this registration statement to “Neurotrope,” the “Company,” “we,” “us” and “our” refer to Neurotrope, Inc. and its wholly-owned consolidated operating subsidiary, Neurotrope BioScience, Inc. All references in this prospectus to “Neurotrope BioScience” refer solely to Neurotrope BioScience, Inc.

Overview

We are a biopharmaceutical company with product candidates in pre-clinical and clinical development. Neurotrope BioScience began operations in October 2012. We are principally focused on developing a product platform based upon a drug candidate called bryostatin for the treatment of Alzheimer’s disease (“AD”), which is in the clinical testing stage. We are also developing bryostatin for other neurodegenerative or cognitive diseases and dysfunctions, such as Fragile X and Niemann-Pick Type C, which are in pre-clinical testing.  Neurotrope has been a party to a technology license and services agreement with the original Blanchette Rockefeller Neurosciences Institute (“BRNI”) (which has been known as Cognitive Research Enterprises, Inc. (“CRE”) since October 2016), and its affiliate NRV II, LLC, which we collectively refer to herein as “CRE,” pursuant to which we now have an exclusive non-transferable license to certain patents and technologies required to develop our proposed products.  Neurotrope BioScience was formed for the primary purpose of commercializing the technologies initially developed originally by BRNI for therapeutic applications for AD or other cognitive dysfunctions. These technologies have been under development by BRNI since 1999 and, until March 2013, had been financed through funding from a variety of non-investor sources (which include not-for-profit foundations, the National Institutes of Health, which is part of the U.S. Department of Health and Human Services, and individual philanthropists). From March 2013 forward, development of the licensed technology has been funded principally through Neurotrope BioScience in collaboration with CRE.

According to the Alzheimer’s Association, an estimated 36 million people worldwide had AD in 2015. The prevalence of AD is independent of race, ethnicity, geography, life style and, to a large extent, genetics. The most common cause of developing AD is old age. In developing countries, where the median age of death is less than 65 years old, AD is rarely recognized or diagnosed. In the U.S., 5.3 million people were estimated to have AD in 2015, and 96% of these people were older than 65 years of age.

Researchers have explored and continue to explore a wide range of drug mechanisms in hopes of developing drugs to combat AD. We believe that our approach, which involves the activation of an enzyme called protein kinase C epsilon (“PKCε”), represents a novel mechanism in potential AD drug therapies. Bryostatin-1, our lead PKC epsilon activator, has in animal studies demonstrated potential for multi-modal efficacies: prevention of neuronal death, generation of new synaptic networks, anti-amyloid oligomers and plaques, anti-tau and neurofibrillary tangles, and cognitive enhancement.

CRE conducted an expanded access program, formerly known as compassionate use, of bryostatin-1 in patients with advanced AD. Five patients were treated, four of which were treated under an Investigational New Drug Application (“IND”), cleared by the U.S. Food and Drug Administration (the “FDA”). The IND was initially held by CRE and was transferred to Neurotrope on February 4, 2015. One of these patients, who had familial AD, has died, but the death was not drug-related. Treatment of another one of these patients concluded after almost one year on the protocol. We have provided limited funding, study drug, and personnel support under the terms of our agreement with CRE for this modest expansion of our clinical effort in AD during the 2016 timeframe.

1

In October 2015, we announced the initiation of a Phase 2 clinical trial to evaluate bryostatin for the treatment of patients with moderately severe to severe AD. We have completed enrollment, randomization and dosing of 148 patients in this double-blind, placebo-controlled study at 29 sites in the United States. The primary objective of the clinical trial is to assess the safety along with preliminary evaluation of efficacy of two doses of bryostatin in the patient population. We believe bryostatin may restore synaptic structures and functions damaged by AD, leading to improvements in cognition and memory. Beyond AD, we believe that several other neurologic diseases, such as Fragile X Syndrome and Niemann Pick Type C Disease (both of which we are pursuing), ischemic stroke, traumatic brain injury, depression and aging in the brain, may be amenable to treatment with bryostatin. In August 2016, we announced that we submitted to the FDA an amended protocol for our Phase 2 clinical trial of lead candidate bryostatin-1 for the treatment of advanced AD. As planned in the original protocol, the primary efficacy outcome will occur at Week 13, and does not change with the amendment. The primary efficacy endpoint is based on the Severe Impairment Battery scale, a well-validated assessment used extensively in severe AD drug trials. Secondary efficacy endpoints include Activities of Daily Living, Neuropsychiatric Inventory and Mini-Mental State Exam. As a result of the amendment, we expect to report top line data in the second quarter of 2017.

To the extent resources permit, we intend to pursue development of selected technology platforms with applications related to the treatment of AD and other neurodegenerative disorders based on our current licensed technology or technology available from third party licensors or collaborators.

Organizational History

We were incorporated as BlueFlash Communications, Inc. in Florida on January 11, 2011. Prior to the Reverse Merger (as defined below) and Split-Off (as defined below), our business was to provide software solutions to deliver geo-location targeted coupon advertising to mobile internet devices.

On August 9, 2013, we reincorporated in the State of Nevada by merging into a newly-formed special-purpose subsidiary, Neurotrope, Inc., which was incorporated on June 13, 2013, and was the surviving corporation in such reincorporation merger, or the Reincorporation Merger. As a result of the Reincorporation Merger, (i) we changed our name to Neurotrope, Inc. and (ii) we changed our jurisdiction of incorporation from Florida to Nevada.

On August 23, 2013, our wholly-owned subsidiary, Neurotrope Acquisition, Inc., or Acquisition Sub, a corporation formed in the State of Nevada on August 15, 2013 merged with and into Neurotrope BioScience, a corporation incorporated in the State of Delaware on October 31, 2012. Neurotrope BioScience was the surviving corporation in the merger, or the Reverse Merger, and became our wholly-owned subsidiary. All of the outstanding shares of Neurotrope BioScience common stock, (“Neurotrope BioScience Common Stock”), were converted into shares of our common stock, par value $0.0001 per share, and all of the outstanding shares of Neurotrope BioScience Series A Stock were converted into shares of our Series A Stock, in each case on a one-for-one basis.

In connection with the Reverse Merger and pursuant to a split-off agreement (the “Split-Off”), we transferred our pre-Reverse Merger business to Marissa Watson, our pre-Reverse Merger majority stockholder, in exchange for the surrender and cancellation of certain shares of our common stock owned by her.

As a result of the Reverse Merger and Split-Off, we discontinued our pre-Reverse Merger business and acquired the business of Neurotrope BioScience. Following the Reverse Merger and Split-Off, we have undertaken the business operations of Neurotrope BioScience as a publicly-traded company under the name Neurotrope, Inc., through Neurotrope BioScience, which is now our wholly-owned subsidiary.

In accordance with “reverse merger” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Reverse Merger were replaced with the historical financial statements of Neurotrope BioScience prior to the Reverse Merger in all applicable filings with the Securities and Exchange Commission (the “SEC”).

On January 11, 2017, we effected a 1-for-32 reverse stock split of our shares of common stock. As a result of the reverse stock split, every thirty-two (32) shares of our pre-reverse split common stock was combined and reclassified into one share of common stock. All references to common shares have been retroactively adjusted to reflect the reverse stock split. In addition, our pre-reverse split 400,000,000 authorized shares of common stock was proportionately reduced to 12,500,000 authorized shares of common stock as a result of the reverse stock split.

2

On February 24, 2017, we increased our authorized common stock to 150,000,000 shares.

About This Offering

This prospectus relates to the sale of up to 7,501,441 shares of our common stock, par value $0.0001 per share, by the selling stockholders of Neurotrope, Inc., a Nevada corporation, named in this prospectus.  The shares being offered consist of 150% of each of the following: (a) 819,914 shares of our common stock issuable upon conversion of 262,349.4 outstanding shares of our Series B Stock (which conversion occurred on November 17, 2016, for all shares of Series B Stock then issued and outstanding), (b) 819,914 shares of our common stock issuable upon exercise of the outstanding Series A warrants to purchase our common stock having an exercise price of $0.32 per share, (c) 819,914 shares of our common stock issuable upon exercise of the outstanding Series B warrants to purchase our common stock having an exercise price of $25.60 per share (which have expired unexercised), (d) 819,914 shares of our common stock issuable upon exercise of the outstanding Series C warrants to purchase our common stock having an exercise price of $0.32 per share, (e) 819,914 shares of our common stock issuable upon exercise of the outstanding Series D warrants to purchase our common stock having an exercise price of $32.00 per share (which have expired unexercised), (f) 819,914 shares of our common stock issuable upon exercise of the outstanding Series E warrants to purchase our common stock having an exercise price of $32.00 per share, (g) 11,358 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, (h) 34,081 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, and (i) 36,038 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share.  The shares offered by this prospectus were issued in connection with the November 2015 Private Placement, and may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling stockholders.  We are registering 150% of the shares of common stock underlying the Series B Stock and the warrants described above pursuant to the Registration Rights Agreement, dated as of November 13, 2015, between us and the investors in the November 2015 Private Placement. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Corporate Information

Our principal executive offices are located at 205 East 42nd Street – 16th Floor, New York, NY 10017. Our telephone number is 1-973-242-0005. Our website address is http://www.neurotropebioscience.com. The information on, or that can be accessed through, our website is not part of this prospectus.

3

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, volatility in the price of our raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” and elsewhere in this prospectus. Readers should carefully review this prospectus in its entirety, including, but not limited to, our financial statements and the notes thereto and the risks described herein. We advise you to carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

4

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any updates in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

5

SELLING STOCKHOLDERS

This prospectus relates to the sale of up to 7,501,441 shares of our common stock, par value $0.0001 per share, by the selling stockholders named in this prospectus.

In November 2015, through a private placement, we sold an aggregate of 7,501,441 units at $19.20 per unit, with each unit consisting of shares of our Series B Stock together with Series A through Series E warrants to purchase common stock, and certain placement agent warrants, resulting in gross proceeds to the Company of $15,640,963. The private placement was completed in two closings, which took place on November 13, 2015 and November 30, 2015 pursuant to a securities purchase agreement, or the Securities Purchase Agreement, among the Company and the selling stockholders, dated as of November 13, 2015.

In accordance with the terms of a registration rights agreement among the Company and the selling stockholders entered into in connection with the Securities Purchase Agreement, we are hereby registering, and the shares being offered by this prospectus consist of, 150% of each of the following securities issued in connection with the Securities Purchase Agreement: (a) 819,914 shares of our common stock issuable upon conversion of 262,349.4 outstanding shares of our Series B Stock (which conversion occurred on November 17, 2016, for all shares of Series B Stock then issued and outstanding), (b) 819,914 shares of our common stock issuable upon exercise of the outstanding Series A warrants to purchase our common stock having an exercise price of $0.32 per share, (c) 819,914 shares of our common stock issuable upon exercise of the outstanding Series B warrants to purchase our common stock having an exercise price of $25.60 per share (which have expired unexercised), (d) 819,914 shares of our common stock issuable upon exercise of the outstanding Series C warrants to purchase our common stock having an exercise price of $0.32 per share, (e) 819,914 shares of our common stock issuable upon exercise of the outstanding Series D warrants to purchase our common stock having an exercise price of $32.00 per share (which have expired unexercised), (f) 819,914 shares of our common stock issuable upon exercise of the outstanding Series E warrants to purchase our common stock having an exercise price of $32.00 per share, (g) 11,358 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, (h) 34,081 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, and (i) 36,038 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share.

The first column in the table below lists the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on such stockholder’s respective ownership of shares of our common stock, shares of our Series B Stock, warrants and options as of March 27, 2017, assuming conversion of the Series B Stock and exercise of all warrants and options held by the selling stockholders on that date, without regard to any limitations on conversions, amortizations, redemptions or exercises. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership includes any shares of our common stock as to which a person had sole or shared voting power or investment power and any shares of common stock which the person had the right to acquire within 60 days of March 27, 2017, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 7,837,882 shares of our common stock outstanding as of March 27, 2017. Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. Selling stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers purchased our common stock in the ordinary course of business, not for resale, and, at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute such common stock.

6

The third column lists the shares of common stock issuable upon the conversion of our Series B Stock being offered by this prospectus by the selling stockholders, which conversion occurred on November 17, 2016, for all shares of Series B Stock then issued and outstanding, and the fourth column lists the shares of common stock issuable upon exercise of the warrants being offered by this prospectus by the selling stockholders, which are, in each case, 150% of the securities purchased by such selling stockholders pursuant to the Securities Purchase Agreement. Under the terms of the Series B Stock and the warrants, a selling stockholder may not convert the Series B Stock or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own greater than 9.99% of our common stock.

Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fifth and sixth columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, and the sixth column identifies (if one percent or more) the percentage of our common stock to be beneficially owned by each selling stockholder after completion of the offering

The table below has been prepared based upon information furnished to us. We have not undertaken any independent research as to the stock holdings of any selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of our common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

7

Selling Stockholder	Shares of common stock beneficially owned prior to the offering	Maximum number of shares of common stock issuable upon conversion of Series B Stock owned prior to this offering and registered hereby(1)	Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby(1)	Shares of common stock beneficially owned upon completion of the offering(2)	Percentage of common stock beneficially owned upon completion of the offering(2)(3)
Abeles, John(4)	193,344	7,813	39,063	162,094		*
AIGH Investment Partners LLC(5)	78,126	19,532	97,658	0		*
AIGH Investment Partners LP(6)	156,251	39,063	195,314	0		*
Allan Lipkowitz Revocable Living Trust U/A 8/26/05(7)	15,626	3,907	19,533	0		*
Alpha Capital Anstalt(8)	236,703	58,594	292,969	2,328		*

8

Altstiel, Larry, MD, PhD(9)	7,813	1,954	9,767	0	*
American Capital Management LLC(10)	62,501	15,626	78,127	0	*
Anderson, Kent Tucker	39,255	7,969	39,844	7,380	*
Armitage, Barclay	4,039	782	3,907	914	*
Baker, Adrienne	17,452	3,907	19,532	1,827	*
Baker, Christopher	15,626	3,907	19,533	0	*
Bell Family Trust, dtd 2/2/95, as amended(11)	40,568	7,813	39,063	9,318	*
Benison, Jeffrey	8,063	2,016	10,079	0	*
Berkovits, Elliot	6,251	1,563	7,814	0	*
Berkowitz, Hershel	9,375	2,344	11,719	0	*
Blatt, Jonathan & Gina JTWROS	3,750	938	4,688	0	*
Blazier, John C.	7,813	1,954	9,767	0	*
Blum, Christopher J. and Denise M., JTWROS	4,496	938	4,688	746	*
Bozarth LLC(12)	17,489	3,907	19,532	1,864	*
Brenner, Andrew S.	10,313	1,407	7,032	4,688	*
Brescia, Rocco, Jr.	4,039	782	3,907	914	*
Brio Capital Master Fund Ltd.(13)	161,964	39,063	195,313	5,714	*
Cardone, Scott(14)	5,969	0	2,046	3,923	*
Cialone, Juli-Ann	7,938	1,969	9,844	63	*
Chestler, Daniel	19,315	3,907	19,532	3,690	*
Chicago Investments, Inc.(15)	17,489	3,907	19,532	1,864	*
Codi, Joseph	10,571	1,954	9,767	2,758	*
Cohen, Richard	11,465	1,954	9,766	3,653	*
Corbin, Lee Harrison	12,344	2,110	10,547	3,907	*
Cotter, John A. & Wendy M. Cotter, JTWROS	5,620	1,172	5,860	932	*
Cozzolino, Christopher(16)	447	0	536	0	*
Currie Family Trust Dtd 6/26/1987, As Amended(17)	20,448	3,907	19,532	4,823	*
Dailey, Robert Jackman	15,625	3,907	19,532	0	*
Dave Rickey & Daughters Foundation Charitable Trust Dtd 8/15/2002(18)	4,835	1,172	5,860	1,710	*
David M. Rickey Trust Dtd 5/8/2002(19)	11,229	2,344	11,719	1,854	*
DeAtkine, David Jr.	7,875	1,969	9,844	0	*

9

DeLoach, Dennis R., Jr.	8,807	1,969	9,844	932	*
DiChiara, Stephen A.	7,813	1,954	9,767	0	*
Dimitry, Theodore	11,202	2,344	11,719	1,827	*
Dritz, James L.	19,176	3,938	19,688	3,426	*
Dritz, Russell S	8,165	1,969	9,844	290	*
Due Mondi Investments, Ltd.(20)	6,514	1,172	5,860	1,827	*
EFD Capital. Inc.(21)	1,875	0	2,344	0	*
Ellis International LP(22)	424,219	106,016	530,078	157	*
Empery Asset Master, Ltd(23)	130,110	32,528	162,638	0	*
Empery Tax Efficient, LP(24)	84,625	21,157	105,782	0	*
Empery Tax Efficient II, LP(25)	97,766	24,442	122,208	0	*
Engel, Suzanne	5,620	1,172	5,860	932	*
Ernest W. Moody Revocable Trust, dated Jan 14, 2009(26)	156,251	39,063	195,314	0	*
Firstfire Global Opportunities LLC(27)	62,501	15,626	78,127	0	*
Fischhoff, Brian & Andrea	4,688	1,172	5,860	0	*
Fisher, Melissa	68,016	15,626	78,126	5,516	*
Foster Family Trust, dtd 04-13-2001(28)	15,626	3,907	19,533	0	*
Frankel, Robert D.	6,527	938	4,688	2,777	*
Freeland, Charles	13,054	1,875	9,375	5,554	*
Gentile, Albert & Hiedi, JTWROS	3,126	782	3,908	0	*
Gibralt Capital Corporation(29)	15,626	3,907	19,533	0	*
Gostanian, Justin	7,813	1,954	9,767	0	*
Gostanian, Nicholas	7,813	1,954	9,767	0	*
Gould, Peter C	5,595	938	4,688	1,845	*
Greenberg, Dean A.	7,711	1,563	7,813	1,461	*
Greenberger, Marc	7,369	1,563	7,813	1,119	*
Greene, Jonathan and Laura M., JTWROS	938	235	1,173	0	*
Greenover Group LP(30)	43,577	3,907	19,532	27,952	*
Gubbay Investments, LLC(31)	8,726	1,954	9,766	914	*
H Investment Company, LLC(32)	21,813	3,907	19,532	6,188	*
Hackett Family Trust, dtd 07.27.98(33)	20,614	4,688	23,438	1,864	*
Haddad, Souheil F	7,813	1,954	9,767	0	*

10

Haft, Jay(34)	22,029	1,954	9,766	16,821	*
Hale, Allan L	7,813	1,954	9,767	0	*
Hanley, Kimberly(35)	182	0	224	0	*
Harrigan, Todd(36)	259	0	388	0	*
Hart, Kara Lynn	6,251	1,563	7,813	0	*
Herrmann, Tim(37)	4,184	0	6,275	0	*
Hudson Bay Master Fund Ltd(38)	312,501	78,125	390,626	0	*
Hummel, Daniel W. and Allaire, JTWROS	3,871	782	3,907	746	*
Iroquois Capital Investment Group LLC(39)	33,274	7,813	39,063	2,024	*
Iroquois Master Fund Ltd(40)	381,071	93,750	468,750	6,071	*
Iseli, Andre	9,658	1,954	9,767	1,845	*
Janssen, Morgan(41)	72	0	108	0	*
Janssen, Peter(42)	2,735	4,103	0	0	*
Jaret, Alec H.	9,676	1,954	9,766	1,864	*
Joel L. Hochman Revocable Trust UAD 12/8/1994(43)	9,364	1,875	9,375	1,864	*
Kadi Family Trust, dtd Aug 31, 2006(44)	6,250	1,563	7,813	0	*
Kagan, Gamliel	6,250	1,563	7,813	0	*
Kastner, Peter S	7,813	1,954	9,767	0	*
Kaul, Pradeep	37,385	3,907	19,532	21,760	*
Kingsbrook Opportunities Master Fund LP(45)	31,250	7,813	39,063	0	*
Koch, Kevin & Susan, JTWROS	5,620	1,172	5,860	932	*
Konik, Lisa Demarco & Randal	6,250	1,563	7,813	0	*
Konik, Ryan(46)	543	0	652	0	*
Lance & Dalia Nagel Family Trust U/A dtd 05/19/2009(47)	11,465	1,954	9,766	3,653	*
Landskowsky, David(48)	23,645	0	20,101	3,544	*
Lebhar, Clay G.	21,508	3,907	19,532	5,883	*
Lincoln Park Capital Fund, LLC(49)	70,313	17,579	87,892	0	*
Manzi, Joseph	17,452	3,907	19,532	1,827	*
Mathieu, Michael J.	12,501	3,126	15,627	0	*
McGrandy, Lindsey(50)	414	0	617	0	*
McGregor, Clyde S & LeAnn P. Pope, JTWROS	681,135	156,251	781,251	56,135	*

11

McGurk, Tom, Jr.	3,125	782	3,907	0	*
Mendelson, Alan	3,125	782	3,907	0	*
Meryle Evans Family Trust, dtd 12/22/2011(51)	24,905	3,907	19,532	9,280	*
Michael, Daniel	5,577	938	4,688	1,827	*
Northlea Partners LLLP(52)	67,015	9,766	48,829	27,952	*
NTR21 Holdings, LLC(53)	68,519	7,813	39,063	37,269	*
O’Connell, Edward	5,409	938	4,688	1,659	*
Omenn, Gilbert	13,028	2,344	11,719	3,653	*
Pallini, Larry H	2,807	469	2,344	932	*
Peierls, Brian Eliot	26,960	5,110	25,547	6,523	*
Peierls, E. Jeffrey	44,954	9,375	46,875	7,454	*
Peierls Bypass Trust [The](54)	7,156	1,500	7,500	1,156	*
Peierls Foundation, Inc. (Non-Profit) [The](55)	214,804	43,751	218,752	39,803	*
Pierce, Michael J.	50,528	11,719	58,594	3,653	*
Pruzansky, Joel	7,813	1,954	9,767	0	*
R-Squared Partners, LLC(56)	11,250	2,813	14,063	0	*
Raza, Saiyed. Atiq & Nandini Saraiya, JTWROS	15,625	3,907	19,532	0	*
Renaud, Stephen(57)	22,079	782	29,452	0	*
Republic Construction Corp(58)	4,664	938	4,688	914	*
Regan, Daniel	3,125	782	3,907	0	*
Revocable Trust Agreement between Roland F. Hartman and Roland F. Hartman Trust Dtd. 6/5/1998(59)	4,616	782	3,907	1,491	*
Robert A. McCleeary Revocable Trust dtd 11/1/2006(60)	3,090	586	2,930	746	*
RS & VS Ltd.(61)	7,813	1,954	9,767	0	*
Rogers, Dyke	46,875	11,719	58,594	0	*
Rubenstein, Eric(62)	15,583	0	23,374	0	*
Sack Family Investment Fund, LLC(63)	42,938	7,813	39,063	11,688	*
Schaffer, Mitchell(64)	129	0	155	0	*
Schlosser, Alyson D	7,875	1,969	9,844	0	*
SDL Ventures, LLC(65)	108,658	23,438	117,188	14,908	*

12

Segal, Aaron(66)	5,541	0	7,152	0	*
Seyburn, Bruce	15,626	3,907	19,533	0	*
Shymansky, J. Stephen	24,982	5,472	27,360	3,094	*
Silverman, Michael(67)	22,029	938	32,106	0	*
Skrzypczak, Casimir	5,625	1,407	7,032	0	*
Smith, Brian C	7,813	1,954	9,767	0	*
Stark, Michael	15,626	3,907	19,533	0	*
Strawbridge, William	8,375	938	4,688	4,625	*
Strazzulla, Domenic	8,745	1,954	9,767	932	*
Stringer, Howard	11,503	1,954	9,767	3,690	*
Struve, Clayton A.	46,372	10,157	50,782	5,747	*
Trout Capital(68)	782	0	1,172	0	*
Trust of Paul E. Freiman & Anna Mazzuchi Freiman, Dated May 24, 1996(69)	31,251	7,813	39,064	0	*
U.D. Ethel F. Peierls Charitable Lead Trust(70)	22,474	4,547	22,735	4,286	*
U.D.E.F. Peierls for Brian E. Peierls(71)	20,015	3,844	19,219	4,640	*
U.D.E.F. Peierls for E. Jeffrey Peierls(72)	20,015	3,844	19,219	4,640	*
U.D.J.N. Peierls for Brian Eliot Peierls(73)	24,149	4,688	23,438	5,399	*
U.D.J.N. Peierls for E. Jeffrey Peierls(74)	24,149	4,688	23,438	5,399	*
U.D.E.S. Peierls for E.F. Peierls et al(75)	13,331	2,579	12,891	3,019	*
U.W.E.S. Peierls for Brian E. Peierls – Accumulation(76)	17,679	3,375	16,875	4,179	*
U.W.E.S. Peierls for E. Jeffrey Peierls – Accumulation (77)	11,032	2,110	10,548	2,594	*
U.W.J.N. Peierls for Brian E. Peierls(78)	21,726	4,125	20,625	5,226	*
U.W.J.N. Peierls for E. Jeffrey Peierls(79)	18,476	4,125	20,625	1,976	*
Wagner, John V.	18,383	3,907	19,532	2,758	*
Washburn, Christopher	9,658	1,954	9,767	1,845	*
Weinstein, Robert(80)	7,813	1,954	9,767	0	*
Whiting Holdings LP(81)	73,380	16,500	82,500	7,380	*
Whited, Craig	21,875	2,344	11,719	12,500	*
Wiesenberg, James	4,688	1,172	5,860	0	*
Wilke, Susanne	3,125	782	3,907	0	*

13

Willis, Michael L. and Sharon D. Willis JTWROS	9,376	1,563	7,813	3,125	*
Yanowitz, Joel	6,250	1,563	7,813	0	*
Zahavi, Thomas	3,750	938	4,688	0	*

* Denotes less than 1%

1)	An aggregate of (a) 819,914 shares of our common stock issuable upon conversion of 262,349.4 outstanding shares of our Series B Stock (which conversion occurred on November 17, 2016, for all shares of Series B Stock then issued and outstanding), (b) 819,914 shares of our common stock issuable upon exercise of the outstanding Series A warrants to purchase our common stock having an exercise price of $0.32 per share, (c) 819,914 shares of our common stock issuable upon exercise of the outstanding Series B warrants to purchase our common stock having an exercise price of $25.60 per share (which have expired unexercised), (d) 819,914 shares of our common stock issuable upon exercise of the outstanding Series C warrants to purchase our common stock having an exercise price of $0.32 per share, (e) 819,914 shares of our common stock issuable upon exercise of the outstanding Series D warrants to purchase our common stock having an exercise price of $32.00 per share (which have expired unexercised), (f) 819,914 shares of our common stock issuable upon exercise of the outstanding Series E warrants to purchase our common stock having an exercise price of $32.00 per share, (g) 11,358 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, (h) 34,081 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share, and (i) 36,038 shares of our common stock issuable upon exercise of placement agent warrants to purchase our common stock having an exercise price of $0.32 per share. We are registering 150% of such securities. The total number of units sold includes 5,209 units granted to Dr. Abeles as compensation for his services as a consultant to the Company, which accounts for $100,000 that is not included in our calculation of gross proceeds.
2)	Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of our common stock underlying shares of our Series B Stock and Series A-E Warrants held by the selling stockholders, are sold in the offering and that shares of our common stock beneficially owned by such selling stockholders but not being registered by this prospectus are not sold.
3)	Percentages are calculated based on an aggregate of 7,837,882 shares of common stock outstanding as of March 27, 2017 and assumes the sale of all securities registered hereby.
4)	John Abeles served on our Board of Directors until November 12, 2015. He continues to serve as a consultant to the Company.
5)	Orin Hirschman is the president of AIGH Investment Partners LLC and has sole voting and dispositive power with respect to the shares.
6)	Orin Hirschman is the general partner of AIGH Investment Partners LP and has sole voting and dispositive power with respect to the shares.
7)	Allan Lipkowitz is the trustee of Allan Lipkowitz Revocable Living Trust 8/26/2005 and has sole voting and investment power over the shares owned thereby.
8)	Konrad Ackerman has voting and dispositive control with respect to the securities being offered.
9)	Larry Altstiel served on our Board of Directors until February 11, 2016.
10)	Kimberly Page has the authority and responsibility for the investments made on behalf of American Capital Management LLC and accordingly, has voting and dispositive power over the securities held by American Capital Management LLC.
11)	Hester L. Bell is the Trustee of The Bell Family Trust as amended, and has sole voting and investment power over the shares owned thereby.
12)	Donna Bozarth is the Manager of Bozarth LLC and has sole voting and investment power over the shares owned thereby.
13)	Shaye Hirsch is the Director of Brio Capital Master Fund Ltd. and has sole voting and investment power over the shares owned thereby.
14)	Includes warrants to purchase up to 2,474 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: (1) warrants to purchase 1,032 shares of common stock at $0.32/share.

14

15)	Joshua S. Kanter is the President of Chicago Investments, Inc. and has sole voting and investment power over the shares owned thereby.
16)	Includes warrants to purchase up to 63 shares of Series A Stock. Maximum number of shares of common stock issued or issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: (1) warrants to purchase 358 shares of common stock at $0.32/share.
17)	Dr. Malcolm Currie and Barbara Currie are Co-Trustees of the Currie Family Trust and have shared voting and investment power over the shares owned thereby.
18)	David M. Rickey is the Trustee of the Dave Rickey & Daughters Foundation Charitable Trust and has sole voting and investment power over the shares owned thereby.
19)	David M. Rickey is the Trustee of the David M. Rickey Trust dtd 5/8/02 and has sole voting and investment power over the shares owned thereby.
20)	Robert S. Beadle is the President of Due Mondi Investments Ltd. and has sole voting and investment power over the shares owned thereby.
21)	Consists of 150% of each of the following placement warrants: warrants to purchase 1,563 shares of common stock at $1.50/share.
22)	The selling shareholder is controlled by Mendy Scheen who has the power and control to vote and sell the securities.
23)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
24)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
25)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
26)	Ernest W. Moody is the Trustee of the Ernest W. Moody Revocable Trust, dated Jan 14, 2009. As a result of the foregoing, he may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Ernest W. Moody Revocable Trust, dated Jan 14, 2009.
27)	Seth Fireman is the managing partner of FirstFire Global Opportunities LLC and owns voting control of the membership interests in FirstFire Global Opportunities LLC, and Mr. Fireman has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by FirstFire Global Opportunities LLC.
28)	Dwight D. Foster, III and Jane C. Foster are trustees of the Foster Family Trust, U.D.T. dated June 18, 2010, or the Foster Trust, and share voting and dispositive power over the shares held by the Foster Trust.
29)	Ryan Chan is the Chief Financial Officer of Gibralt Capital Corporation and has sole voting and investment power over the shares owned thereby.
30)	J. Kelley Williams, Jr. is a Member of Greenover Managers, LLC, which is the General Partner of Greenover Group, LP and has sole voting and investment power over the shares owned thereby.
31)	David Gubbay is the Manager of Gubbay Investments LLC and has sole voting and investment power over the shares owned thereby.
32)	Pamela M. Baker is the manager of the selling stockholder has the power to vote or dispose of the securities held of record by the selling stockholder and may be deemed to beneficially own those securities. Ms. Baker disclaims beneficial ownership with respect to such shares, except to the extent of her pecuniary interest therein, if any.
33)	Terry Clinton Hackett is the Trustee of the Hackett Family Trust dtd 7.27.98 and has sole voting and investment power over the shares owned thereby.
34)	Jay Haft served as a director of the Company. Shares of our common stock beneficially owned prior to the offering includes 14,063 shares underlying stock options held by Mr. Haft that are vested as of September 20, 2016.

15

35)	Includes warrants to purchase up to 27 shares of Series A Stock. Maximum number of shares of common stock issued or issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: (1) warrants to purchase 150 shares of common stock at $0.32/share.
36)	Includes warrants to purchase up to 1,963 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: (1) warrants to purchase 2,03 shares of common stock at $0.32/share.
37)	Includes warrants to purchase up to 1,635 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: (1) warrants to purchase 3,147 shares of common stock at $0.32/share.
38)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.
39)	Richard Abbe is the natural person with voting and dispositive power over the shares held by Iroquois Capital Investment Group LLC.
40)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing member of Iroquois Capital, Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.
41)	Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: (1) warrants to purchase 108 shares of common stock at $0.32/share.
42)	Consists of 150% of each of the following placement warrants: (1) warrants to purchase 2,735 shares of common stock at $0.32/share.
43)	Joel L. Hochman is the Trustee of the Joel L. Hochman Revocable Trust UAD 12/8/1994 and has sole voting and investment power over the shares owned thereby.
44)	William Kadi and Sandra Kadi are the Trustees of the selling stockholder and have voting and investment power over the shares.
45)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
46)	Consists of 150% of each of the following placement warrants: (1) warrants to purchase 3,475 shares of common stock at $0.01/share and (2) warrants to purchase 326 shares of common stock at $0.32/share.
47)	Lance Director Nagel and Dalia Charnels Nagel are the Co-Trustees of the Lance & Dalia Nagel Family Trust and have shared voting and investment power over the shares owned thereby.
48)	Includes warrants to purchase up to 5,752 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: (1) warrants to purchase 10,094 shares of common stock at $0.32/share.
49)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC.
50)	Includes warrants to purchase up to 237 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of each of the following placement warrants: warrants to purchase 310 shares of common stock at $0.32/share.
51)	Steven Evans is the Trustee of the Meryle Evans Family Trust and has sole voting and investment power over the shares owned thereby.

16

52)	John H. Abeles is the Managing Member of Northlea Partners, LLLP and has sole voting and investment power over the shares owned thereby. Dr. Abeles served on our Board of Directors until November 12, 2015. He continues to serve as a consultant to the Company. Shares of our common stock beneficially owned prior to the offering includes 34,928 shares underlying stock options held by Dr. Abeles that are vested as of September 20, 2016 or will vest within 60 days thereafter, but does not include 2,744 shares underlying stock options that will not vest within 60 days after September 20, 2016.
53)	Charles S. Ramat is the President of NRT21 Equities Corp, which is the Managing Member of NTR21 Holdings, LLC and has sole voting and investment power over the shares owned thereby. Mr. Ramat served as President and Chief Executive Officer and as a director of the Company. Shares of our common stock beneficially owned prior to the offering includes 61,076 shares underlying stock options held by Mr. Ramat that are vested as of September 20, 2016.
54)	E. Jeffrey Peierls is the Trustee of The Peierls Bypass Trust and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
55)	E. Jeffrey Peierls is the President and Authorized Officer of The Peierls Foundation, Inc. and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
56)	Neil Rock has voting and dispositive power over shares held by R-Squared Partners, LLC.
57)	Includes warrants to purchase up to 430 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 4,482 shares of our common stock issuable upon exercise of common stock purchase warrants received by Stephen Renaud, an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Renaud received the warrants in in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. Also consists of 150% of warrants to purchase 16,400 shares of common stock at $0.32/share.
58)	Richard Arnos is the President of the Republic Construction Corporation and has sole voting and investment power over the shares owned thereby.
59)	Roland F. Hartman is the Trustee of Revocable Trust Agreement between Roland F. Hartman and Roland T. Hartman DTD 06/05/1998 and has sole voting and investment power over the shares owned thereby.
60)	Robert A. McCleeary is the Trustee of the Robert A. McCleeary Revocable Trust dtd 11/01/06 and has sole voting and investment power over the shares owned thereby.
61)	Rodney N. Schorlemmer is the Manager of RS & VS Ltd. and has sole voting and investment power over the shares held thereby.
62)	Includes warrants to purchase up to 7,899 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% of warrants to purchase 11,730 shares of common stock at $0.32/share.
63)	Burton M. Sack is the Managing Member of the Sack Family Investment Fund, LLC and has sole voting and investment power over the shares owned thereby.
64)	Consists of 150% of warrants to purchase 75 shares of common stock at $0.32/share.
65)	Donald R. Scifres is the Managing Director of SDL Ventures and has sole voting and investment power over the shares owned thereby.
66)	Includes warrants to purchase up to 3,247 shares of Series A Stock. Maximum number of shares of common stock issued or issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 150% warrants to purchase 3,995 shares of common stock at $0.32/share. Also includes 774 shares of common stock issued upon the exercise of placement agent warrants.
67)	Includes warrants to purchase up to 430 shares of Series A Stock. Maximum number of shares of common stock issuable upon exercise of warrants owned prior to this offering and registered hereby consists of 4,482 shares of our common stock issuable upon exercise of common stock purchase warrants received by Michael Silverman, an affiliate of a broker-dealer which acted as placement agent in the 2013 PPO. Mr. Silverman received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. Also consists of 150% of warrants to purchase 16,400 shares of common stock at $0.32/share.
68)	Consists of 150% of each of the following placement warrants: warrants to purchase 782 shares of common stock at $1.50/share.
69)	Paul Freiman and Anna Mazzuchi Freiman are Co-Trustees of Trust of Paul E. Freiman & Anna Mazzuchi Freiman, dated May 24, 1996. Paul Freiman served on our Board of Directors.
70)	E. Jeffrey Peierls is the Trustee of UD Ethel F. Peierls Charitable Lead Trust and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
71)	E. Jeffrey Peierls is the Trustee of UD E.F. Peierls for Brian E. Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.

17

72)	E. Jeffrey Peierls is the Trustee of UD E.F. Peierls for E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
73)	E. Jeffrey Peierls is the Trustee of UD J.N. Peierls For Brian E. Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
74)	E. Jeffrey Peierls is the Trustee of UD J.N. Peierls For E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
75)	E. Jeffrey Peierls is the Trustee of UD E.S. Peierls for E.F. Peierls et al and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
76)	E. Jeffrey Peierls is the Trustee of UW E.S. Peierls for Brian E. Peierls – Accumulation and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
77)	E. Jeffrey Peierls is the Trustee of UW E.S. Peierls for E. Jeffrey Peierls – Accumulation and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
78)	E. Jeffrey Peierls is the Trustee of UW J.N. Peierls for Brian E. Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
79)	E. Jeffrey Peierls is the Trustee of UW J.N. Peierls for E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby. Mr. Peierls is also a selling stockholder for his own account.
80)	Robert Weinstein serves as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer.
81)	Mark S. Whiting is the Member of Whiting Management, G.P., which is the General Partner of Whiting Holdings, LP and has sole voting and investment power over the shares owned thereby.

USE OF PROCEEDS

We will not receive proceeds from sales of our common stock made under this prospectus.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Series B Stock and exercise of the warrants to permit the resale of these shares of common stock by the holders of the Series B Stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

18

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	agreements between broker-dealers and the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Series B Stock, warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

19

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $72,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have authorized capital stock consisting of 150,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of preferred stock, $0.0001 par value, 24,325,000 of which shares have been designated as Series A Stock and 333,333 of which shares have been designated as Series B Stock.

As of March 27, 2017, we had issued and outstanding:

•	7,837,882 shares of our common stock held by 370 stockholders of record;

•	0 shares of Series A Stock;

•	0 shares of Series B Stock;

•	Series A, Series C, Series E and Series F warrants to purchase 4,755,749 shares of our common stock;

•	Placement agent warrants to purchase 409,376 shares of our common stock; and

•	Options to purchase 753,235 shares of our common stock, at a weighted average exercise price of $22.99 per share.

20

Common Stock

The holders of our common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the Board from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liabilities, accrued dividends and liquidation preferences, if any. Each outstanding share of our common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or By-Laws would delay, defer or prevent a change in control.

We currently do not have any shares of preferred stock outstanding.

Options

Options to purchase an aggregate of 683,235 shares of our common stock have been issued under the Neurotrope, Inc. 2013 Plan as of March 27, 2017. Also as of March 27, 2017, options to purchase an aggregate of 70,000 shares of our common stock have been issued under the Neurotrope, Inc. 2017 Equity Incentive Plan, which was approved by the Board on March 9, 2017.

21

Warrants

As of March 27, 2017, we have outstanding placement agent warrants that entitle their holders to purchase: 15,953 shares of our common stock, with a term of ten years (from either August 23, 2013 or October 4, 2013) at an exercise price of $0.32 per share; 1,577 shares of common stock, with a term of five years (from either August 23, 2013 or October 4, 2013, as applicable) and an exercise price of $0.32 per share, 8,959 shares of common stock, with a term of five years (from either November 13th or 30th, 2015, as applicable) at an exercise price of $0.32 per share, and 382,887 shares of common stock, with a term of five years (from either November 17 or 22, 2016) at an exercise price of $6.40 per share. The placement agent warrants contain customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, etc. The holders of the placement agent warrants have the right to exercise the warrant by means of a cashless basis.

On November 13, 2015, we entered into a Securities Purchase Agreement to sell up to 819,914 units in a private placement at a per unit purchase price equal to $19.20. Each unit consisted of (i) one one-hundredth share of Series B Stock convertible into one share of our common stock, (ii) one warrant to acquire, at an exercise price of $25.60 per share with an expiration date five years from the date of issuance, one share of our common stock (the “Series A Warrant”), (iii) one warrant to acquire, at an exercise price of $25.60 per share with an expiration date of one year from the date of issuance, one share of our common stock (the “Series B Warrant”), (iv) one warrant to acquire, at an exercise price of $40.00 per share with an expiration date of five years from the issuance date, one share of our common stock (the “Series C Warrant”), (v) one warrant, which is contingent upon the exercise of the Series B Warrant, to acquire, at an exercise price of $32.00 per share with an expiration date that is five years from the date of the initial exercise of the Series B Warrant, one share of our common stock (the “Series D Warrant”), and (vi) one warrant, which is contingent upon the exercise of the Series C Warrant, to acquire, at an initial exercise price of $48.00 per share with an expiration date that is five years from the date of the initial exercise of the Series C Warrant, one share of our common stock (the “Series E Warrant”, and together with the Series A Warrant, the Series B Warrant, the Series C Warrant and the Series D Warrant, the “Investor Warrants”). The exercise prices of the Investor Warrants were initially subject to full protection for dilutive issuances. The Series A Warrant and Series B Warrant each contain a mandatory exercise right of ours to force exercise of the warrant if our common stock trades at or above $48.00 for 20 consecutive trading days (subject to certain conditions, including a $150,000 minimum daily volume requirement). The Series C Warrant contains a mandatory exercise right of the Company to force exercise of the warrant if our common stock trades at or above $64.00 for 20 consecutive trading days (subject to certain conditions, including a $150,000 minimum daily volume requirement). The Series B and Series D Warrants have expired unexercised.

In connection with the November 2015 Private Placement, the Company has agreed to deliver to Katalyst Securities LLC, the placement agent for the November 2015 Private Placement (“Katalyst”), warrants exercisable for a period of 5 years from the date of the initial closing to purchase a number of shares of the Company’s common stock equal to 10% of the number of units purchased by any entity specifically formed by a person directly introduced to the Company by Katalyst for the purpose of making an investment in the Company (collectively referred to as “Placement Agent Investors”), who are institutional investors (the “Institutional Placement Agent Investors”) with an exercise price of $48.00, which shall be lowered to $25.60 on the date of the exercise (if any) of all of the Series A Warrants or all of the Series B Warrants (the “Institutional Broker Warrant”). In addition, at each closing, the Company will deliver to Katalyst warrants exercisable for a period of five (5) years from the date of the initial closing to purchase a number of shares of the Company’s common stock equal to 10% of the number of units purchased by any Placement Agent Investors who are not Institutional Placement Agent Investors with exercise prices as apportioned as follows: (x) 25% of such number of warrants shall be exercisable for common stock at an exercise price of $0.32 per share (“Penny Broker Warrant”) and (y) 75% of such number of warrants shall be exercisable for common stock at an exercise price of $19.20 per share (the “IV Broker Warrant” and collectively with the Institutional Broker Warrant and the Penny Broker Warrant, the “ 2015 Broker Warrants”). The 2015 Broker Warrants contain customary provisions, regarding lock-up periods, transferability, registration rights and adjustment in the event of stock splits, subdivision or combination, mergers, etc. The 2015 Broker Warrants may be exercised on a cash or cashless basis.

As of March 27, 2017, the placement agent warrants issued and outstanding in connection with the November 2015 Private Placement entitle their holders to purchase: (a) 8,959 shares of our common stock, with a term of five years (from November 13 or 30, 2015, as applicable) at an exercise price of $0.32 per share. The placement agent warrants contain customary provisions for adjustment in the event of stock splits, subdivision or combination, mergers, etc. Pursuant to the purchase agreement entered into in connection with November 2016 Private Placement (as defined below), we agreed to reduce the exercise prices of certain of our outstanding warrants to purchase shares of common stock that were issued in connection with the November 2015 Private Placement. Effective as of November 18, 2016, the exercise price of each of the Series A Warrants and the Series C Warrants was reduced to $0.32 per share and the exercise price of the Series E Warrants was reduced to $32.00 per share, in each case subject to adjustment as provided in such Warrants. In connection with the November 2016 Private Placement, the Company agreed to reduce the exercise prices of certain of the Company’s outstanding warrants to purchase Common Stock that were issued in connection with the Company’s November 2015 Private Placement of Series B Preferred Stock and warrants. Effective as of November 18, 2016, the exercise price of each of the Series A Warrants and the Series C Warrants was reduced to $0.32 per share and the exercise price of the Series E Warrants was reduced to $32.00 per share, in each case subject to adjustment as provided in such Warrants, pursuant to the Series A Warrant Amendments (the “Series A Warrant Amendments”), the Series C Warrant Amendments (the “Series C Warrant Amendments”) and the Series E Warrant Amendments (the “Series E Warrant Amendments”), respectively.

22

In a November 2016 private placement, we sold 3,828,754 shares of common stock and warrants to purchase an equivalent number of shares of our common stock, with an exercise price of $12.80 per share (subject to adjustment), for a period of five years from the date of issuance (the “Series F Warrants”), at a purchase price of $6.40 per share of Common Stock and Series F Warrant, resulting in gross proceeds of approximately $24.5 million (the “November 2016 Private Placement”). In connection with the November 2016 Private Placement, we also issued to the placement agents warrants to purchase up to an aggregate of 382,887 shares of our common stock at an exercise price of $6.40 per share. The November 2016 Private Placement was completed in two closings, which took place on November 17, 2016 and November 22, 2016.

In connection with the November 2016 Private Placement, on November 17, 2016, we filed with the Secretary of State of the State of Nevada an Amendment to our Certificate of Designations, Preferences and Rights of Series B Preferred Stock (the “Series B COD Amendment”), originally filed November 13, 2015 with the Secretary of State of the State of Nevada, as corrected by the Certificate of Correction filed November 19, 2015 with the Secretary of State of the State of Nevada (as so corrected, the “Certificate of Designation”). The Series B COD Amendment (i) provided that the Company’s entry into a binding securities purchase agreement, by and among the Company and the investors signatory thereto, in connection with a private placement of the Company’s common stock and warrants, that results in at least $8,000,000 of aggregate gross proceeds to the Company (a “Private Placement”), shall result in the automatic conversion of the Company’s Series B Stock into shares of the Company’s common stock at a conversion price of $18.56 immediately prior to the initial closing of the Private Placement with aggregate gross proceeds to the Company of at least $8 million and (ii) amended the definition of “Excluded Securities” to include the issuance of the Company’s common stock and warrants issued in any Private Placement. As a result of the November 2016 Private Placement, all of the issued and outstanding shares of Series B Stock were converted into an aggregate of 825,962 shares of our common stock on November 17, 2016. The Series B COD Amendment was approved by the “Required Holders” as defined in the Certificate of Designation. As a result of the mandatory conversion of the Series B Stock, the anti-dilution protection for dilutive issuances in the Series A Warrants, the Series C Warrants and the Series E Warrants ceased to be effective pursuant to the terms of such warrants.

Pursuant to the purchase agreement entered into in connection with November 2016 Private Placement, we agreed to reduce the exercise prices of certain of our outstanding warrants to purchase shares of common stock that were issued in connection with the November 2015 Private Placement. Effective as of November 18, 2016, the exercise price of each of the Series A Warrants and the Series C Warrants was reduced to $0.32 per share and the exercise price of the Series E Warrants was reduced to $32.00 per share, in each case subject to adjustment as provided in such Warrants.

In connection with the November 2016 Private Placement, pursuant to a Placement Agency Agreement, dated October 13, 2016 (the “Placement Agency Agreement”), among the Company, Katalyst Securities LLC and GP Nurmenkari Inc. (the “Placement Agents”), the Company has agreed to pay the Placement Agents (i) a cash fee at each closing under the Purchase Agreement equal to ten percent (10%) of each closing’s gross proceeds and (ii) warrants to purchase shares of Common Stock at each closing under the Purchase Agreement equal to ten percent (10%) of the number of shares of Common Stock sold in each closing, with an exercise price of $6.40 per share and a five-year term (the “2016 Broker Warrants” and, together with the 2015 Broker Warrants, the “Broker Warrants”). Such Warrants shall not become exercisable until the Company’s stockholders have approved an amendment to its Articles of Incorporation to increase the number of authorized shares and such amendment is filed in Nevada, which filing occurred on February 24, 2017.

23

Convertible Securities

As of the date hereof, other than the common stock options, Agent Warrants, the Broker Warrants, Series B stock and Series A-E Warrants described above, the Company does not have any outstanding convertible securities.

Transfer Agent

The transfer agent for our common stock is Philadelphia Stock Transfer, Inc. The transfer agent’s address is 2320 Haverford Rd., Suite 230, Ardmore, PA 19003 and its telephone number is (484) 416-3124.

Anti-Takeover Effects of Provisions of Nevada State Law

We may in the future become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders of record, at least 100 of whom are residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has fewer than 100 stockholders of record who are residents of Nevada and does not do business in Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law any longer.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights for the control shares, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage a party interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

24

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

•	His act or failure to act constituted a breach of his fiduciary duty as a director or officer; and

•	His breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada law allows corporations to provide broad indemnification to its officers and directors. At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

EXPERTS

The consolidated financial statements of Neurotrope, Inc. as of December 31, 2016 and 2015, and for the years then ended, appearing in this registration statement, of which this prospectus forms a part, have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act to register the resale of shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

25

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 10, 2017;

•	our Current Reports on Form 8-K, filed on January 6, 2017, January 12, 2017, February 22, 2017, February 24, 2017 and March 27, 2017 (other than the portions of those reports not deemed to be filed);

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 000-55275.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of this registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Robert Weinstein, Chief Financial Officer, Neurotrope, Inc., 205 East 42nd Street,16th Floor, New York, NY 10017, Telephone: (973) 242-0005.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation

26

NEUROTROPE, INC.

7,501,441 Shares of Common Stock

PROSPECTUS

[   ], 2017

27

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock. The selling stockholders will not be responsible for any of the expenses of this offering.

EXPENSE	AMOUNT

SEC Registration fee	$1,949
Accounting fees and expenses	$5,000
Legal fees and expenses	$125,000
Printing and engraving expenses	$5,000
Miscellaneous	$5,000
Total	$141,949

Item 15. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our Articles of Incorporation, provide a limitation of liability such that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of NRS Section 78.300.

Our By-Laws state that we shall indemnify every (i) present or former director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii), each an Indemnitee.

Our By-Laws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Other than in the limited situation described above, our By-Laws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

5.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 31, 2017.

NEUROTROPE, INC.

By:	/s/ Susanne Wilke, Ph.D.
Name:	Susanne Wilke, Ph.D.
Title:	Chief Executive Officer
(principal executive officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susanne Wilke and Robert Weinstein, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua Silverman	Director and Chairman of the Board	March 31, 2017
Joshua Silverman

/s/ Susanne Wilke, Ph.D.	Director and Chief Executive Officer	March 31, 2017
Susanne Wilke, Ph.D.

/s/ James Gottlieb	Director	March 31, 2017
James Gottlieb

/s/ William Singer	Director	March 31, 2017
William Singer

/s/ Kenneth J. Gorelick, M.D.	Director	March 31, 2017
Kenneth J. Gorelick, M.D.

/s/ Shana Kay Phares	Director	March 31, 2017
Shana Kay Phares

/s/ Bruce T. Bernstein	Director	March 31, 2017
Bruce T. Bernstein

/s/ Robert Weinstein	Chief Financial Officer, Executive Vice	March 31, 2017
Robert Weinstein	President, Treasurer and Secretary (principal financial officer and principal accounting officer)

/s/ Andrew D. Perlman	Director	March 31, 2017
Andrew D. Perlman

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated June 20, 2013, between BlueFlash Communications, Inc. and Neurotrope, Inc. (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

2.2	Amendment to Agreement and Plan of Merger, dated July 10, 2013, between BlueFlash Communications, Inc. and Neurotrope, Inc. (incorporated by reference from Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

2.3	Agreement and Plan of Merger and Reorganization, dated as of August 23, 2013, by and among the Registrant, Acquisition Sub and Neurotrope BioScience, Inc. (incorporated by reference from Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013)

4.1	Form of Series A Warrant (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.2	Form of Series B Warrant (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.3	Form of Series C Warrant (incorporated by reference from Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.4	Form of Series D Warrant (incorporated by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.5	Form of Series E Warrant (incorporated by reference from Exhibit 10.6 the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.6	Penny Broker Warrant (incorporated by reference from Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.7	IV Broker Warrant (incorporated by reference from Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.8	Institutional Broker Warrant (incorporated by reference from Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2015)

4.9	Form of Series F Warrant (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

4.10	Form of Series A Warrant Amendment (incorporated by reference from Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

4.11	Form of Series C Warrant Amendment (incorporated by reference from Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

4.12	Form of Series E Warrant Amendment (incorporated by reference from Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

4.13	Form of Broker Warrant (incorporated by reference from Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2016)

5.1**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of Independent Registered Public Accounting Firm

23.2**	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this registration statement)

*	Filed herewith.

**	Previously filed.